Exhibit 10.27.1

FIRST AMENDMENT TO

AMENDED AND RESTATED SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

NORTHERN TRUST INVESTMENTS, N.A., AS TRUSTEE OF

THE AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST COLLECTIVE TRUST

AND

STATE STREET BANK AND TRUST COMPANY

This First Amendment (this “Amendment”) dated as of July 1, 2010, which supplements and amends the Agreement, is between NORTHERN TRUST INVESTMENTS, N.A., as trustee (the “Trustee”) of the AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST COLLECTIVE TRUST, a trust created or organized in the United States and that holds assets of employee benefit plans described in Section 401(a) of the Internal Revenue Code (the “Trust”), and STATE STREET BANK AND TRUST COMPANY and its affiliates and subsidiaries (collectively, “State Street”). References to “Trust” hereunder refer to each of the collective investment funds established under the Trust and listed on Schedule B to the Agreement, as such Schedule B may be amended from time to time by written agreement of both the parties to the Agreement.

Reference is made to an Amended and Restated Securities Lending Authorization Agreement dated as of July 1, 2010 by and between the Trust and State Street, as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, the Trustee is subject to the terms of the Fiduciary Investment Services Agreement, dated August 15, 2008 and amended effective May 1, 2009 (“FISA”), with the ABA Retirement Funds, an Illinois not for profit corporation (“ABA RF”); and

WHEREAS, In light of its agreement to continue to act as a securities lending agent for the Trust under the terms of the Agreement following the transfer of the Trust’s custody assets to the Trustee, State Street is requiring the Trust to take a redemption, in kind, of the Trust’s pro rata ownership interest in the State Street Bank and Trust Company Quality Funds for Short-Term Investment (Quality D) (the “Quality D Fund”) on the date of this Amendment (the “Redemption Date”) and the Trustee acknowledges this;

WHEREAS, the parties are amending the Agreement to provide for State Street’s management of cash Collateral and the redeemed assets and the management of the investment income associated with the redeemed assets and cash proceeds resulting from any maturity or liquidation of the redeemed assets until the Trust’s securities lending program is transferred to a third party securities lending agent;

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respect:

1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Redemption. In light of its agreement to continue to act as a securities lending agent for the Trust under the terms of the Agreement following the transfer of the Trust’s custody assets to the Trustee, State Street is requiring the Trust to redeem the Trust’s ownership interests in the Quality D Fund by means of an in-kind redemption of all units held by the Trust on the Redemption Date. The Trustee hereby acknowledges the foregoing and further acknowledges that as a result of such redemption the Trust shall receive a distribution from the Quality D Fund of its pro rata share of the securities and cash of the Quality D Fund as of the Redemption Date, allowing for tradeable lots and similar considerations (the “Quality D Distribution”).

3. No Further Investment in the Quality D Fund. Upon receipt by the Trust of the Quality D Fund Distribution, State Street shall no longer invest, on the Trust’s behalf, any cash Collateral received or held under the Agreement in the Quality D Fund.

4. Separate Account. The Trustee hereby directs State Street to deposit the Quality D Fund Distribution, which shall constitute investments of cash Collateral under the Agreement, in the “ABA Members Collateral Fund”, a separate investment fund of the State Street Bank and Trust Company Quality Funds for Short-Term Investment (the “Separate Account”). The investment guidelines for the Separate Account are attached to the Agreement as Schedule C.

If the Trust “realizes a loss” in the Separate Account, whether, for example as a result of an asset default or a sale of an asset held by the Separate Account at a loss as measured against amortized cost:

(i)	State Street will notify the Trustee, stating the amount of the realized loss, and

(ii)	Where the realized loss is $100,000USD or less, the Trust shall contribute such amount to the Separate Account within thirty (30) days after receiving such notice; provided, however, that where the realized loss is, or aggregate realized losses are, in excess of $100,000USD, the Trust shall contribute such amount to the Separate Account within two (2) business days after receiving such notice.

For the purposes of this Section 4, “realizes a loss” means an asset in the Separate Account has incurred a permanent loss in principal value as measured against the amortized cost of the relevant asset upon the sale or other disposition of said asset.

The Trustee acknowledges and agrees that State Street shall not be responsible or liable to the Trust or the Trustee with respect to the management or disposition of assets in the Separate Account, except for such liability which is the direct result of the gross negligence, fraud or willful misconduct of State Street. For the avoidance of doubt, any market or risk of investment loss with respect to the investments of the Separate Account, including but not limited to the assets comprising the Quality D Distribution, shall be borne solely by the Trust.

5. Amendments.

(a) Section 13 (Representations and Warranties) of the Agreement is hereby amended by adding the following language to the end thereof:

“The Trustee represents and warrants on a continuing basis that it has determined that the investment vehicle set forth on Schedule A hereto, taking into account any fees assessed thereby,

is now, and will continue to be, an acceptable and appropriate investment vehicle for the investment of the Trust’s cash Collateral under this Agreement. The Trustee further represents and warrants that it has received and reviewed, as of the date of this Agreement, the declaration of trust for the investment vehicle set forth on Schedule A hereto.”

(b) Schedule A to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

(c) Schedule C, in the form attached hereto, is hereby added as Schedule C to the Agreement.

6. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified. This Amendment shall be construed in accordance the laws of the Commonwealth of Massachusetts.

7. Effective Date. This Amendment shall be effective as of July 1, 2010.

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

NORTHERN TRUST INVESTMENTS, N.A., as trustee (the “Trustee”) of the AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST COLLECTIVE TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Thomas R. Benzmiller	By:	/s/ Nicholas Bonn
Name:	Thomas R. Benzmiller	Name:	Nicholas Bonn
Title:	Senior Vice President	Title:	Executive Vice President